UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           Far East Energy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    307325100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     8/27/07
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [ ]     Rule 13d-1(b)

                        [X]     Rule 13d-1(c)

                        [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 pages

--------------------------
CUSIP No.        307325100
--------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              International Finance Corporation
              98-000-2550
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              International Organization Established by Agreement of
              Member Countries
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  5      SOLE VOTING POWER

             SHARES                           15,505,360
                                   ---------- ----------------------------------
          BENEFICAILLY                 6      SHARED VOTING POWER

            OWNED BY               ---------- ----------------------------------
                                       7      SOLE DISPOSITIVE POWER
        EACH REPORTING
                                              15,505,360
          PERSON WITH              ---------- ----------------------------------
                                       8      SHARED DISPOSITIVE POWER

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              15,505,360
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)
                                                                        [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              00
------------- ------------------------------------------------------------------




                               Page 2 of 5 pages

Item 1.

(a) Name of Issuer:

     Far East Energy Corporation

(b) Address of Issuer's Principal Executive Offices:

     Far East Energy Corporation
     363 N. Sam Houston Pkwy, Suite 380, Houston, TX 77060



Item 2.

(a) Name of Person Filing:

     International Finance Corporation

(b) Address of Principal Business Office or, if none, Residence:

     2121 Pennsylvania Avenue, N.W.
     Washington, D.C. 20433

(c) Citizenship:

     Not Applicable

(d) Title of Class of Securities:

     Common Stock

(e) CUSIP Number:

     307325100



Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable.




                               Page 3 of 5 pages

Item 4.    Ownership

(a) Amount beneficially owned: 15,505,360 shares

(b) Percent of class: 11.0%

(c) Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote: 15,505,360

     (ii) Shared power to vote or to direct the vote:

     (iii) Sole power to dispose or to direct the disposition of: 15,505,360

     (iv) Shared power to dispose or to direct the disposition of:


Item 5.    Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .


Item 6.    Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

     Not Applicable


Item 8.    Identification and Classification of Members of the Group

     Not Applicable


Item 9.    Notice of Dissolution of Group

     Not Applicable


Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 4 of 5 pages

                                    Signature

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  09/05/2007                          INTERNATIONAL FINANCE CORPORATION




                                            By:  /s/ Somit Varma
                                               ---------------------------------
                                               Name:  Somit Varma
                                               Title: Director, Oil, Gas, Mining
                                                      and Chemicals Department


















                               Page 5 of 5 pages